CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
MOLINA HEALTHCARE, INC.
Pursuant to §242 of the General Corporation Law
of the State of Delaware

Molina Healthcare, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY THAT:
1.The Board of Directors of the Corporation duly adopted resolutions at a meeting recommending and declaring advisable that the Certificate of Incorporation of the Corporation be amended, and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:
RESOLVED, that Article X, Paragraph A of the Certificate is hereby amended and restated in its entirety to read as follows:
“Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by (i) the President or Chief Executive Officer of the Corporation, (ii) the Chairperson of the Board of Directors, (iii) the Board of Directors or a Committee of the Board of Directors which has been duly designated by the Board of Directors and the powers and authority of which, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call special meetings of the stockholders, or (iv) the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who have held continuously for at least one (1) year an aggregate of at least 20% of the voting power of the outstanding shares of capital stock of the Corporation, determined in accordance with the provisions of the Bylaws of the Corporation, and who otherwise comply with such other requirements and procedures set forth in the Bylaws of the Corporation, as now or hereinafter in effect. Such special meetings may not be called by any other person or persons.”
2.The stockholders of the Corporation duly approved such amendment at an annual meeting of the stockholders of the Corporation.
3.Such amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Certificate on this 6th day of May, 2026.

By: /s/ Joseph Zubretsky
Name: Joseph Zubretsky
Title: Chief Executive Officer